NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376

FIRST POTOMAC REALTY TRUST COMPLETES ACQUISITION
OF 14 PROPERTIES FOR $123 MILLION
Post-IPO Acquisition Volume Increases to $222 Million
Acquisition Funded with Recent Equity Proceeds and Assumed Debt

BETHESDA, Md. — (July 19, 2004) - First Potomac Realty Trust (NYSE:FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, announced today that on Friday, July 16, it completed the acquisition of a 14-property, 1.4 million-square-foot portfolio located primarily in the Maryland suburbs of Washington, D.C. for total consideration of $123.0 million. This transaction brings the Company’s acquisition volume to $222 million since its initial public offering in October 2003.

The acquisition was financed, in part, by the assumption of an existing $78 million fixed-rate first mortgage loan collateralized by all of the properties in the portfolio. The loan bears interest at 6.7% and matures in September 2008. The Company funded the balance of the purchase price using proceeds from its recently completed follow-on offering. Based on leases in place, the portfolio is expected to generate first year net operating income of $11.1 million on a GAAP basis, representing a 9.0% return on the purchase price.

Most of the properties are located along the I-270 corridor, between Gaithersburg and Frederick, Maryland. The portfolio consists of seven flex properties totaling 692,199 square feet; three industrial properties totaling 371,440 square feet; three multi-story office buildings totaling 133,561 square feet; and one retail property totaling 201,350 square feet. The portfolio was 94% leased on June 30, 2004.

Commenting on the announcement, Douglas J. Donatelli, First Potomac’s chief executive officer, stated, “The closing of this transaction establishes First Potomac as a leading owner and acquirer of flex and industrial properties in our markets. This transaction will significantly increase our funds from operations and is tremendously accretive to our earnings. We believe we will see continued improvement in the operating results of these properties through our aggressive leasing and management approach. In addition, this acquisition allows us to enter strong suburban Maryland submarkets where we expect to see future acquisition opportunities.”

-MORE-

7200 Wisconsin Avenue, Suite 310     •      Bethesda, MD 20814      •      Phone: (301) 986-9200      •      Fax: (310) 986-5554

FPO Completes Acquisition of 14 Properties

July 19, 2004

About First Potomac Realty Trust
 First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 68-building portfolio totaling approximately 4.4 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 666,000 square feet in the Company’s properties under 21 leases.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.

Forward-Looking Statements
 The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

-END-